As filed with the Securities and Exchange Commission on October 13, 2009

Registration No. 333-144499

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FCStone Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-1091210
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1251 NW Briarcliff Parkway, Suite 800

Kansas City, Missouri, 64116

(800) 255- 6381

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul G. Anderson

President and Chief Executive Officer

FCStone Group, Inc.

1251 NW Briarcliff Parkway, Suite 800

Kansas City, Missouri

(800) 255- 6381

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig L. Evans

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106

(816) 691-3186

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This post-effective amendment No. 1 (this “Amendment”), filed by FCStone Group, Inc., a Delaware corporation (“FCStone”), deregisters the shares of common stock of FCStone, $0.0001 par value (the “Securities”), that had been registered on the Registration Statement on Form S-3/ASR (Registration No. 333-144499) filed with the Securities and Exchange Commission (the “Commission”) on July 12, 2007, (the “Registration Statement”), and that remain unsold as of the date of this Amendment.

On September 30, 2009, pursuant to an Agreement and Plan of Merger dated as of July 1, 2009 (the “Merger Agreement”), by and among International Assets Holding Corporation, a Delaware corporation (“Parent”), International Assets Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and FCStone, Merger Sub merged with and into FCStone (the “Merger”), with FCStone as the surviving corporation and a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, FCStone’s stockholders received 0.2950 shares of Parent’s common stock for each share of FCStone common stock they own. The Merger became effective at 11:59 p.m. New York time upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on September 30, 2009 (the “Effective Time”).

As a result of the Merger, FCStone has terminated all offerings of its Securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement. In accordance with an undertaking made by FCStone in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offering, FCStone hereby removes from registration all Securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on October 10, 2009.

FCStone Group, Inc.

By:	/S/ PAUL G. ANDERSON
Name: Paul G. Anderson Title: President and Chief Executive Officer

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